SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 17, 2004

Date of report (Date of earliest event reported)

MOORE WALLACE INCORPORATED

(Exact name of registrant as specified in charter)

Canada	1-8014	98-0154502

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Vipond Drive, Mississauaga, Ontario, Canada		L5T 2X1

(Address of principal executive of offices)		(Zip code)

Registrant’s telephone number including area code:	(905) 362-3100

N/A

(Former Name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure

On February 17, 2004, Moore Wallace Incorporated issued the following press release:

PRICEWATERHOUSECOOPERS CONCLUDES INDEPENDENT REVIEW AT MOORE WALLACE; FINDS NO SUPPORT FOR ALLEGATIONS IN ANONYMOUS LETTER

MISSISSAUGA, ONTARIO & NEW YORK – February 17, 2004 – Moore Wallace Incorporated (NYSE: MWI) (TSX: MWI) announced today that PricewaterhouseCoopers LLP (“PWC”) has completed its previously disclosed independent investigation into allegations of accounting misconduct made in an anonymous letter received by Moore Wallace in late December 2003. PWC has reported to the Audit Committee of Moore Wallace’s Board of Directors that PWC found no support for the allegations of misconduct contained in the anonymous letter. The PWC report does make recommendations for improved documentation around restructuring charges, most importantly noting that there was no centrally documented plan for corporate restructuring activities. The Company intends to incorporate these recommendations into its practices. The delivery of the PWC report concludes the investigation by the Audit Committee into the allegations made in the anonymous letter.

As previously disclosed, the U.S. Securities and Exchange Commission and the U.S. Attorney’s Office for the District of Connecticut are conducting inquiries into the allegations made in the anonymous letter and the memorandum discussed in the Company’s February 9th press release. Also, as previously disclosed, the Company is keeping the Ontario Securities Commission apprised of the status of the investigation being conducted by the Audit Committee. The Company is cooperating with these government authorities.

The Company is looking forward to completing its combination with RR Donnelley as soon as practicable. The special meetings of the Company and RR Donnelley are scheduled to be held on February 23, 2004, and a final order approving the plan of arrangement from the Ontario Superior Court of Justice is anticipated, following a hearing scheduled for February 25, 2004.

In an effort to address questions from investors and other followers of the Company, the Company has included in this press release questions and answers relating to these recent events.

QUESTIONS AND ANSWERS

Q:	Is the investigation of the allegations in the anonymous letter received by the Company now completed?

A:	The completion by PWC of its independent investigation and the delivery of its report to the Audit Committee of the Company’s Board of Directors conclude the investigation by the Audit Committee into the allegations made in the anonymous letter. The U.S. Securities and Exchange Commission and the U.S. Attorney’s Office for the District of Connecticut are still conducting an inquiry related to the anonymous letter and the memorandum discussed in the Company’s February 9th press release. The Company is also keeping the Ontario Securities Commission apprised of the status of the investigation being conducted by the Audit Committee. The Company is cooperating with these government authorities.

Q:	Did the memorandum discussed in the Company’s February 9th press release have any impact on the conclusion reached by PWC in its report?

A:	PWC stated in its report that it did not rely on the memorandum discussed in the Company’s February 9th press release in any respect in the conclusions reached in the report and that the overall conclusions of PWC did not change as a result of that memorandum.

Q:	What is the status of Mark Hiltwein?

A:	The inquiry by the Audit Committee into the actions of Mr. Hiltwein in connection with the memorandum discussed in the Company’s February 9th press release is ongoing. Mr. Hiltwein remains suspended with pay pending completion of that inquiry. The Company has reinstated the other accounting staff member who was suspended with pay last week in connection with that memorandum.

Q:	Has RR Donnelley been informed of the status of the various investigations and inquiries?

A:	The Company has kept RR Donnelley informed on a regular basis regarding the anonymous letter, the memorandum discussed in the Company’s February 9th press release, and the status of the inquiries related to such matters.

Q:	Will recent events delay the Moore Wallace and RR Donnelley special meetings or the closing of the combination?

A:	The Company does not expect recent events should result in any delay. The Company is in the process of furnishing the RR Donnelley Board of Directors with complete information to enable them to reach a similar conclusion in a timely fashion.

Q:	What is the status of the Company’s 2003 audited financial statements and its Annual Report on Form 10-K?

A:	The Company expects Deloitte & Touche LLP, the Company’s independent auditors, to complete their audit of the 2003 financial statements at approximately the end of February. The Company expects to file its Annual Report on Form 10-K following completion of the audit.

Q:	What is Deloitte & Touche doing to ensure the accuracy of the Company’s 2003 financial statements and the financial statements for previous years?

A:	In connection with Deloitte & Touche’s audit of the financial statements for the 2003 fiscal year, Deloitte & Touche is required by their professional standards to review certain aspects of the fiscal year 2001 and 2002 financial statements, including where they relied upon information or representations provided by Mr. Hiltwein. As a result, upon completion of its audit for the 2003 fiscal year, which is expected to be completed at approximately the end of February, Deloitte & Touche expects to render their opinion on the Company’s 2001 and 2002 financial statements at the same time.

Q:	How long will the investigation regarding Mr. Hiltwein’s actions continue?

A:	As discussed in the previous response, Deloitte & Touche expects to complete its work on the Company’s financial statements at approximately the end of February. The Company expects its investigation by its Audit Committee regarding Mr. Hiltwein to be completed at approximately the same time.

Q:	What is the status of the inquiries being conducted by the U.S. Securities and Exchange Commission and the U.S. Attorney’s office?

A:	It is the Company’s practice not to comment on the status of government investigations. The Company will cooperate with the U.S. Securities and Exchange Commission and the U.S. Attorney’s office in these inquiries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOORE WALLACE INCORPORATED

By:	/S/ JAMES R. SULAT

Name: James R. Sulat Title: Senior Executive Vice President

DATE: February 17, 2004